Exhibit 99.2

February 12, 2018 Dear Fellow Shareholder:	CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801-3336

tel 407.650.1000 800.522.3863

www.cnlhealthcareproperties.com

Investor Inquiries:

P.O. Box 219001

Kansas City, Missouri 64121-9001

toll-free 866.650.0650

Today, we are pleased to share with you the results of our 2017 estimated net asset valuation per share (NAV) for CNL Healthcare Properties, and update you on other portfolio activities, including the highlights below:

1.	Our estimated NAV increased to $10.32 per share, including deductions for estimated transaction costs. This is our fourth consecutive annual increase and compares favorably to our prior estimated NAV of $10.04 per share this time last year, which did not include estimated transaction costs consistent with IPA guidelines.

2.	Our 2017 estimated NAV was positively impacted by an increase in net operating income due to improved property performance and the continued stabilization of our newly developed and lease-up properties.

3.	If you participate in the Distribution Reinvestment Plan (DRP), your shares will be reinvested at a price equal to the new estimated NAV of $10.32 per share. The first quarter distribution remains at the increased amount of $0.11639 per share, which represents an annualized distribution of $0.46556, or a rate of 4.51 percent, based on the updated estimated NAV. First quarter distributions will be paid on or about March 12, 2018.

4.	While we are constantly driving various initiatives to further enhance the portfolio and the company’s financial performance, in 2018 we will turn our attention to the careful study of strategic alternatives to ultimately provide shareholder liquidity. Because of this, we determined it was prudent to include estimated liquidity event transaction costs in the new estimated NAV.

2017 Estimated Net Asset Value

Our board of directors received a unanimous recommendation from the valuation committee and subsequently unanimously determined $10.321 as the estimated NAV per share of our common stock as of December 31, 2017.

The appraised value of our real estate assets as of Dec. 31, 2017, was $3.51 billion, compared to the prior year’s appraised value of $3.36 billion. Our estimated NAV value as of Dec. 31, 2017 was $1.82 billion, after adjusting for estimated transaction costs. This compares to last year’s NAV value of $1.77 billion, which did not deduct estimated transaction costs.

[1]	The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates which can be considered inherently imprecise. The NAV is based on numerous assumptions with respect to industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, our advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

As in our prior valuations, the results of which are illustrated in the chart above, we enlisted the assistance of CBRE Capital Advisors Inc., to conduct an independent valuation analysis of our net asset value.

We invite you to visit cnlhealthcareproperties.com to review our valuation presentation and Form 8-K for more in-depth information. While we are pleased with the trajectory of our estimated NAV per share, keep in mind that this value is as of a specific date and may not necessarily be indicative of the value that could be realized when we pursue future strategies for shareholder liquidity.

Portfolio Highlights

We remain wholly committed to actively managing our holdings to maximize shareholder value and control expenses. The portfolio is performing well, which is reflected in our updated and increased NAV.

•	We have built a portfolio with an appraised gross asset value of more than $3.5 billion. It is comprised of well-positioned seniors housing communities, medical office buildings, acute care and post-acute care facilities, representing 143 investments across 34 states.

•	In 2017, we completed work on our four remaining ground-up development projects and began welcoming residents and patients to those new properties in Georgia, South Carolina and Colorado. We also concluded two larger scale value-add expansion projects on existing properties in Maryland and Michigan.

•	In September of 2017, based on the strong cash flow generation of the portfolio, our board of directors approved a 10 percent increase to the quarterly distribution rate.[2]

Looking Ahead

We continue to strategically manage and position our portfolio to drive performance and value during what is now our maturation phase of the company’s lifecycle. As previously signaled, last year we began evaluating strategic alternatives to provide liquidity to our shareholders. We continue to evaluate for an outcome that is in the best interest of shareholders, and will announce the formation of a special committee and/or engagement of an investment banker when either occurs.

We are pleased with our progress, which is quantified by our estimated NAV results, and as always thank you for your ongoing support and confidence in us as the stewards of your investment. Please contact your financial advisor or CNL Client Services at 866-650-0650, option 3 with any questions you may have.

Sincerely,

James M. Seneff Chairman of the Board	Stephen H. Mauldin President and Chief Executive Officer

cc: Financial advisors

[2]	For the nine months ended Sept. 30, 2017, approximately 91 percent of cash distributions were covered by operating cash flow and 9 percent were funded by other sources, which could include borrowings and/or proceeds from the Distribution Reinvestment Plan. The REIT’s distribution is subsidized by expense waivers that will be reimbursed to the advisor in the form of restricted stock. For the years ended Dec. 31, 2016, Dec. 31, 2015, 2014 and 2013, approximately 94, 45, 34 and 13 percent, respectively, of total distributions were covered by operating cash flow and approximately 6, 55, 66 and 87 percent, respectively, were funded by offering proceeds. For the years ended Dec. 31, 2012 and 2011, the REIT’s first two years of operations, distributions were not covered by operating cash flow and were 100 percent funded by offering proceeds.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Shareholders and financial advisors should not place undue reliance on forward-looking statements.

3